Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

FIFTH AMENDMENT, dated as of February 18, 2011 (this “Amendment”), to the Credit Agreement dated as of March 13, 2009 (as modified by that certain Resignation, Waiver, Consent and Appointment Agreement dated as of March 31, 2009, the Waiver dated as of September 30, 2009, the First Amendment, dated as of December 30, 2009, the Second Amendment dated as of March 31, 2010, the Third Amendment dated as of June 23, 2010, the Fourth Amendment dated as of September 30, 2010, and the Waiver dated as of January 31, 2011, the “Credit Agreement”), among American Apparel, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), the Facility Guarantors from time to time party thereto, Wilmington Trust FSB, in its capacity as Administrative Agent and in its capacity as Collateral Agent thereunder, and the Lenders from time to time party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower and the Required Lenders have agreed to amend certain provisions of the Credit Agreement on the terms and subject to the conditions set forth in this Amendment; and

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the undersigned hereby agree as follows:

I.           Defined Terms; Interpretation; Etc.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Credit Agreement.

II.           Amendments to Credit Agreement.

(a)  Amendments to Section 1.01 – Definitions.

(i) The definition of “Consolidated EBITDA” contained in Section 1.01 of the Credit Agreement is hereby amended by (x) deleting the word “and” and the end of clause (xi), (y) deleting the comma at the end of clause (xii) and replacing it with “ and” and (z) adding a new clause (xiii) as follows:

“(xiii) for purposes of calculating Consolidated EBITDA for any twelve consecutive Fiscal Month period to determine compliance with Section 6.11 only, all fees and charges of accountants, lawyers, financial advisors and consultants for providing services to the Company and classified as such in the Company's Section 5.01 Financials that have been actually paid during such period by the Borrower; provided that (x) such fees and charges are of the type that are classified as such in the Company's Section 5.01 Financials with respect to the Fiscal Year ended December 31, 2010; (y) the amounts referred to in this clause (xiii) shall not exceed $20 million with respect to any twelve-month period ending during the period up to and including May 31, 2011, and shall not exceed $18 million with respect to any twelve-month period ending after May 31, 2011; and (z) such fees and charges of any financial advisor or consultant in excess of $100,000 in any twelve-month period may not be added back to Consolidated Net Income pursuant to this clause (xiii) unless approved in writing by the Required Lenders,”

(ii) The definition of “Interest Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Interest Rate” means a per annum rate equal to 15%; provided, however, that if Total Debt to Consolidated EBITDA as of the last day of any four consecutive Fiscal Quarters is greater than the ratio set forth below opposite the last day of such period (a “Pricing Increase Event”), then “Interest Rate” shall mean a per annum rate equal to 17% (the “Interim Interest Rate”); provided, further, however, that if (a) Total Debt to Consolidated EBITDA as of the last day of any four consecutive Fiscal Quarters is greater than 4.00 to 1.00 or (b) Consolidated EBITDA for any twelve consecutive Fiscal Month period is negative (either, a “Pricing Cap Event”), then “Interest Rate” shall mean a per annum rate equal to 18% (the “Highest Interest Rate”).  Any change in the Interest Rate resulting from a Pricing Increase Event or a Pricing Cap Event, as applicable, shall become effective as of the first Business Day after the date Section 5.01 Financials are delivered to the Administrative Agent indicating the occurrence of such Pricing Increase Event or Pricing Cap Event, as applicable, until the first Business Day after the next date of delivery of the Section 5.01 Financials.  Notwithstanding the foregoing, the Highest Interest Rate shall apply (A) at the option of the Required Lenders, (i) as of the first Business Day after the date on which Section 5.01 Financials were required to have been delivered but have not been delivered pursuant to Section 5.01 and shall continue to so apply until the date on which such Section 5.01 Financials are so delivered (and thereafter the Interest Rate otherwise determined in accordance with this definition shall apply), and (ii) as of the first Business Day after an Event of Default shall have occurred and be continuing and the Administrative Agent has notified the Borrower that the Highest Interest Rate applies, and shall continue to so apply until the date on which such Event of Default shall cease to be continuing (and thereafter the Interest Rate otherwise determined in accordance with this definition shall apply) and (B) as of the Fifth Amendment Effective Date until the first Business Day after the date on which Section 5.01 Financial Statements covering the Fiscal Quarter ended March 31, 2011, are delivered to the Administrative Agent.

FOUR FISCAL QUARTER PERIOD ENDING	TOTAL DEBT TO CONSOLIDATED EBITDA
June 30, 2010	1.90 to 1.00
September 30, 2010	1.65 to 1.00
December 31, 2010	1.60 to 1.00
March 31, 2011	1.55 to 1.00
June 30, 2011	1.45 to 1.00
September 30, 2011	1.35 to 1.00
December 31, 2011 and thereafter	1.25 to 1.00

In the event that the Administrative Agent and the Borrower determine that any Section 5.01 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Interest Rate for any period (an “Applicable Period”) than the Interest Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 5.01 Financials for such Applicable Period, (ii) the Interest Rate shall be determined as if the Highest Interest Rate were applicable for such Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Interest Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.  This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.05 and Article VII.”

(iii) The definition of “Lenders” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Lenders” means the Initial Lender, the other Persons identified on Schedule 1.02(a) hereto, Lion Capital LLP, as the initial holder of Loans representing the Closing Date PIK Fee, and each assignee that becomes a party to this Agreement as set forth in Section 9.04(b).

(iv)  The definition of “Loans” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Loans” means all loans made pursuant to this Agreement pursuant to Section 2.01, all PIK Interest, if any, that has been added to the principal balance of the Loans on any Interest Payment Date pursuant to Section 2.04, the Closing Date PIK Fee that has been added to the principal balance of the Loans on the Closing Date pursuant to Section 2.01(c), and the Fifth Amendment PIK Fee that has been added to the principal balance of the Loans on the Fifth Amendment Effective Date pursuant to Section 2.01(c).”

(iii) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in proper alphabetical order:

“Borrower Board Recommendations” has the meaning provided in Section 5.14(a).

“Borrower Stockholders Meeting” has the meaning provided in Section 5.14(a).

“Closing Date PIK Fee” has the meaning provided in Section 2.01(c).

“Debt Exchange” has the meaning provided in Section 5.14(b).

“Equity Sale” has the meaning provided in Section 5.14(b).

“Exercise Price Reset” has the meaning provided in Section 5.14(a).

“Fifth Amendment” means the Fifth Amendment to the Credit Agreement, dated as of February 18, 2011, among the Borrower, the Facility Guarantors party thereto, Wilmington Trust FSB, in its capacity as Administrative Agent and in its capacity as Collateral Agent, and the Lenders party thereto.

“Fifth Amendment Effective Date” means the effective date under, and as defined in, Section III(a) of the Fifth Amendment.

“Fifth Amendment PIK Fee” has the meaning provided in Section 2.01(c).

“Interim Interest Rate” has the meaning assigned to such term in the definition of Interest Rate.

“Issued Price” has the meaning provided in Section 5.14(b).

“New Warrants” has the meaning provided in Section 5.14(b).

“Pricing Cap Event” has the meaning assigned to such term in the definition of Interest Rate.

“Proxy Statement” has the meaning provided in Section 5.14(a).

“Requisite Stockholder Approval” has the meaning provided in Section 5.14(a).

(b)  Amendment to Section 2.01(c) – Loans. Section 2.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrower agrees to pay to (x) Lion Capital LLP, on the Closing Date a fee in amount equal to $5,000,000 (the “Closing Date PIK Fee”) and (y) those Persons who are Lenders on the Fifth Amendment Effective Date, on a pro rata basis, a fee equal to $994,367.30 (the “Fifth Amendment PIK Fee” and, together with the Closing Date PIK Fee, the “PIK Fees”).  The Closing Date PIK Fee shall be paid in full on the Closing Date by increasing the outstanding principal amount of Loans by the amount of the Closing Date PIK Fee on the Closing Date.  The Closing Date PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the Closing Date.  The Fifth Amendment PIK Fee shall be paid in full on the Fifth Amendment Effective Date by increasing the outstanding principal amount of Loans by the amount of the Fifth Amendment PIK Fee on the Fifth Amendment Effective Date.  The Fifth Amendment PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the Fifth Amendment Effective Date.  The obligation of the Borrower to pay the PIK Fees shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement.”

Any references in the Credit Agreement to “PIK Fee” shall be deemed amended to refer to “PIK Fees”.

(c)  Amendment to Section 2.03(a) – Notes. Section 2.03(a) of the Credit Agreement is hereby amended by deleting the term “PIK Fee” contained therein and replacing it with the term “Closing Date PIK Fee.”

(d)  Amendment to Section 4.01(o) – Closing Date. Section 4.01(o) of the Credit Agreement is hereby amended by deleting the term “PIK Fee” contained therein and replacing it with the term “Closing Date PIK Fee.”

(e)  Amendment to Section 5.02 – Notices of Material Events. Section 5.02 of the Credit Agreement is hereby amended by (i) deleting the word “and” and the end of clause (i), (ii) deleting the period at the end of clause (j) and replacing it with “; and”, and (iii) adding a new clause (k) as follows:

“(k)           to the extent reasonably practical, immediately prior to the effectiveness thereof, but in any event, no later than five (5) Business Days following the effectiveness thereof, copies of any new First Lien Document, or any amendment, supplement, waiver, or other modification, replacement or renewal with respect to any First Lien Document.”

(f) Addition of Section 5.14 – Repricing of Warrants; Additional Liquidity. A new Section 5.14 of the Credit Agreement is hereby added as follows:

“SECTION 5.14 Reset of Warrants; Additional Liquidity.

(a)           Promptly after the Fifth Amendment Effective Date or, if the Requisite Stockholder Approval (as defined below) is required therefor, then no later than April 30, 2011 (unless the Required Lenders determine in their sole discretion to extend such period by providing notice of extension in writing to the Borrower), the Borrower will execute and deliver to Lion/Hollywood L.L.C. a mutually acceptable amendment to the Warrants, effective immediately or, only to the extent required therefor, effective immediately following the Requisite Stockholder Approval, providing that (1) the Term (as defined in the Warrants) shall be extended to 11:59 PM, New York City time, on February 18, 2018, and (2) the “Warrant Price” of the Warrants shall be adjusted to equal $1.11, as such adjusted Warrant Price may be further adjusted pursuant to Section 5.14(b), and as such adjusted Warrant Price would have been further adjusted pursuant to the Warrants if such adjusted Warrant Price had been in effect as of the Fifth Amendment Effective Date, and as further adjusted thereafter from time to time in accordance with the Warrants.

If the Borrower determines, in consultation with the Required Lenders, that the Requisite Stockholder Approval is required, as promptly as reasonably practicable after the Fifth Amendment Effective Date, but no later than April 30, 2011 (unless the Required Lenders determine in their sole discretion to extend such period by providing notice of extension in writing to the Borrower), (i) the Borrower shall prepare the proxy statement to be sent to the stockholders of the Borrower in connection with the Borrower Stockholders Meeting (as defined below) (such proxy statement, as amended or supplemented, the “Proxy Statement”), and (ii) the Borrower shall file the Proxy Statement with the SEC.  The Borrower shall thereafter use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Borrower as promptly as reasonably practicable after (A) responding to any such comments to the satisfaction of the SEC and (B) if required, the Proxy Statement is cleared by the SEC for mailing to the Borrower’s stockholders.  The Borrower shall promptly notify Lenders upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall provide Lenders with copies of all correspondence between the Borrower and its representatives on the one hand, and the SEC on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (including any amendment or supplement to the Proxy Statement) or responding to any comments of the SEC with respect thereto, the Borrower shall provide Lenders with a reasonable opportunity to review and comment on such documents or responses.  If, at any time prior to the Borrower Stockholders Meeting, any information should be discovered by the Borrower which should be set forth in an amendment or supplement to the Proxy Statement, as applicable, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Borrower shall promptly notify Lenders, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and disseminated by the Borrower to its stockholders, as applicable.

If the Borrower determines, in consultation with the Required Lenders, that the Requisite Stockholder Approval is required, the Borrower shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to the Borrower’s stockholders, establish a record date for, duly call, give notice of, convene and hold an annual meeting of its stockholders (including any adjournment or postponement thereof, the “Borrower Stockholders Meeting”) for purposes which shall include obtaining the affirmative vote of the holders of Borrower’s common stock representing a majority of the votes cast at the Borrower Stockholders

Meeting on the proposal to approve the Exercise Price Reset, if the Borrower determines, in consultation with the Required Lenders, that such approval is necessary, for purposes of Section 713 of the NYSE Amex Company Guide (the “Requisite Stockholder Approval”).  The Borrower shall, through its board of directors or any committee thereof, recommend to its stockholders that the Requisite Stockholder Approval be given (the “Borrower Board Recommendation”) and shall include the Borrower Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.  The “Exercise Price Reset” means the adjustments to the “Warrant Price” (as defined in the Warrants) contemplated by this Section 5.14, as such Warrant Price may be further adjusted pursuant to the Warrants, and issuance of shares of Borrower’s common stock upon exercise of the Warrants at such Warrant Price.

(b)           Simultaneously with any issuance and sale common or preferred stock of the Borrower (each, an “Equity Sale”) and/or any debt-for-equity exchange or conversion completed by the Borrower in respect of the Borrower’s existing indebtedness (each, a “Debt Exchange”), in each case, either definitively agreed or consummated within 180 days of the Fifth Amendment Effective Date, the Borrower shall issue and grant to Lion/Hollywood L.L.C. a warrant to purchase at an initial exercise price of $1.11 that number of shares of Borrower’s common stock as are sufficient such that Lion/Hollywood L.L.C.’s percentage beneficial ownership of the Borrower’s common stock as represented by the Warrants immediately after an Equity Sale or Debt Exchange, including such new warrants, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for Borrower common stock, is at least equal to such percentage as calculated immediately prior to an Equity Sale or Debt Exchange (such warrants, “New Warrants”).  The New Warrants shall be substantially in the form of the Warrants and shall be deemed to be “Warrants” for all purposes under the Loan Documents and each document governing or relating to the Warrants, including the Investment Agreement.

If the per common stock share sales price implied by the proceeds to the Borrower in an Equity Sale net of any costs, fees or expenses paid to or on behalf of the investors in an Equity Sale,  or the per common stock share price implied by the Debt Exchange (in each case, the “Issued Price”) is less than $1.11, then the Borrower agrees contemporaneously therewith to amend (A) the New Warrants to reduce the Warrant Price to the lowest Issued Price and (B) conditioned only on receipt of the Requisite Stockholder Approval, the Warrants (other than the New Warrants) to reduce the Warrant Price to the lowest Issued Price.  The transactions contemplated by this Section 5.14(b) shall be completed on terms and subject to documentation reasonably acceptable to the Required Lenders.  The Borrower will take all reasonable action necessary to more fully effect and document the transactions described in this Section 5.14(b).

(c)           The Borrower will take all necessary action to ensure that the issuance and acquisition of the New Warrants and any exercise thereof and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to the issuance and acquisition of the New Warrants and any exercise thereof and any of the transactions contemplated hereby.”

(g)  Addition of Section 5.15 – Control Agreements. A new Section 5.15 of the Credit Agreement is hereby added as follows:

“SECTION 5.15 Control Agreements.  The Borrower will use its commercially reasonable efforts to cause each Person that has entered into an account control agreement with the First Lien Agent in respect of the First Lien Loan Documents to enter into an account control agreement with the Collateral Agent granting the Collateral Agent “control” (as defined in the UCC) over the same such accounts subject to control agreements with the First Lien Agent, all in form and substance reasonably satisfactory to the Required Lenders, (x) with respect to accounts existing on the Fifth Amendment Effective Date, by no later 45 days after the Fifth Amendment Effective Date and (y) with respect to accounts opened, acquired or created after the Fifth Amendment Date, simultaneously with the entering into a account control agreement over such account with the First Lien Agent.”

(h)  Amendment to Section 6.11 – Financial Covenant. Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6.11 Financial Covenant.

Minimum EBITDA. The Borrower will not permit Consolidated EBITDA for any twelve consecutive Fiscal Month period ending on any date set forth below to be less than the amount set forth opposite such date:

TRAILING TWELVE MONTH PERIOD PERIOD ENDING	CONSOLIDATED EBITDA
February 28, 2011	$6,250,000
March 31, 2011	$9,500,000
April 30, 2011	$6,250,000
May 31, 2011	$8,000,000
June 30, 2011	$10,000,000
July 31, 2011	$14,250,000
August 31, 2011	$18,500,000
September 30, 2011	$18,750,000
October 31, 2011	$21,000,000
November 30, 2011	$23,000,000
December 31, 2011	$30,250,000
March 31, 2012	$37,500,000
June 30, 2012	$44,000,000
September 30, 2012	$50,500,000
December 31, 2012	$56,000,000

March 31, 2013	$60,500,000
June 30, 2013	$65,500,000
September 30, 2013 and thereafter	$70,750,000

(i)   Amendment to Section 7.01(d) – Events of Default. Section 7.01(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“any Loan Party or any Subsidiary thereof shall fail to observe or perform when due any covenant, condition or agreement contained in (i) Article VI (provided that any Default under Section 6.01 or Section 6.02 shall not constitute a Default or Event of Default for five (5) Business Days after the occurrence of such Default so long as the parties are diligently pursuing the cure of such Default and the amount involved is less than $1,000,000), (ii) Section 5.14, or (iii) in any of Section 5.02, Section 5.07 or Section 5.08  (provided that, if (A) any such Default described in this clause (d)(iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);”

(j)   Amendment to Section 7.01(q) – Events of Default. Section 7.01(q) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“the Borrower shall fail to receive Requisite Stockholder Approval on or prior to June 30, 2011;”

(k)  Amendment to Exhibits to the Credit Agreement.  Exhibit D to the Credit Agreement is hereby amend and restated in its entirety in the form attached hereto as Exhibit A.

III.           Conditions Precedent to the Effectiveness of this Amendment.

(a)  This Amendment shall become effective as of, and with effect from, the date (the “Effective Date”) on which the Borrower, the Facility Guarantors and the Required Lenders shall have duly executed and delivered to the Administrative Agent this Amendment.

(b)  All corporate and other proceedings required in connection with this Amendment, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment, shall be satisfactory in all respects to the Required Lenders, which satisfaction shall be evidenced by the execution and delivery by the Required Lenders of this Amendment.

(c)  Each of the representations and warranties contained in Section V (Representations and Warranties) of this Amendment shall be true and correct.

(d)  After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing as of the date hereof.

(e)  No litigation shall have been commenced against any Loan Party or any of its Subsidiaries, either on the date hereof or the Effective Date, seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment or the Credit Agreement as amended by this Amendment or any Loan Document.

IV.           Waiver.  The Required Lenders hereby agree that the provisions of Section 5.01(a) requiring that the year-end audit be provided without a “going concern” or like qualification or exception are waived with respect to the Consolidated financial statements covering the Fiscal Year ended December 31, 2010; provided that such waiver shall cease to be in effect in the event that an Event of Default (as defined in the Existing First Lien Credit Agreement) occurs under Existing First Lien Credit Agreement as a result of a “going concern” or like qualification or exception with respect to the Consolidated financial statements covering the Fiscal Year ended December 31, 2010.

V.           Representations and Warranties.  On and as of the date hereof and as of the Effective Date, the Borrower hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders as follows:

(a) this Amendment has been duly authorized, executed and delivered by the Borrower and each Facility Guarantor and constitutes a legal, valid and binding obligation of the Borrower and each Facility Guarantor, enforceable against the Borrower and each Facility Guarantor in accordance with its terms and the Credit Agreement as amended by this Amendment and the other Loan Documents and constitutes the legal, valid and binding obligation of the Borrower and each Facility Guarantor, enforceable against the Borrower and each Facility Guarantor in accordance with its terms;

(b)  the transactions to be entered into and contemplated by this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any material Applicable Law or the Charter Documents of any Loan Party, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, or any other Material Agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents;

(c)  after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and

(d)  no litigation has been commenced against any Loan Party or any of its Subsidiaries seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment, the Credit Agreement as amended hereby or any Loan Document.

VI.           No Other Amendments or Waivers; Confirmation.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrower to any future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the Effective Date, any reference in any Loan Document to the Credit Agreement shall mean the Credit Agreement as modified hereby.  As of the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,”

“herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the Effective Date.  This Amendment is a Loan Document.

VII.           Consent of Facility Guarantors.  Each Facility Guarantor hereby consents to this Amendment and agrees that the terms hereof shall not affect in any way its obligations and liabilities under the Loan Documents (as amended and otherwise expressly modified hereby), all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed (as amended and otherwise expressly modified hereby).

VIII.           Expenses.  The Borrower agrees to reimburse the Administrative Agent and the Lenders for their respective reasonable out-of-pocket expenses incurred in connection with this Amendment and the transactions and documentation contemplated herein (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP).

IX.           Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

X.           Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Amendment may be delivered by facsimile or other electronic transmission of the relevant signature pages hereof.

XI.           Headings.  The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

XII.           Notices.  All communications and notices hereunder shall be given as provided in the Credit Agreement or, as the case may be, the Facility Guaranty.

XIII.           Severability.  The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation, or jurisdiction or as applied to any person.

XIV.           Successors.  The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

XV.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

XVI.           Submission to Jurisdiction.  Each Loan Party agrees that any suit for the enforcement of this Amendment may be brought in the federal or state courts of the State of New York as the Lenders may elect in their sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Amendment hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Amendment shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Amendment against a Loan Party or its properties in the courts of any jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AMERICAN APPAREL, INC.,
as Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

[Signature Page to Fifth Amendment]

AMERICAN APPAREL (USA), LLC, as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

FRESH AIR FREIGHT, INC., as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

KCL KNITTING, LLC, as Facility Guarantor

By: American Apparel (USA), LLC, its sole member

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

AMERICAN APPAREL RETAIL, INC., as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

AMERICAN APPAREL DYEING & FINISHING, INC., as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

[Signature Page to Fifth Amendment]

WILMINGTON TRUST FSB, as Administrative Agent and Collateral Agent

By:	/s/ Boris Treyger
Name:	Boris Treyger
Title:	Vice President

[Signature Page to Fifth Amendment]

LION CAPITAL (AMERICAS) INC., as Lender

By:	/s/ Jacob Capps
Name:	Jacob Capps
Title:	President

[Signature Page to Fifth Amendment]

LION/HOLLYWOOD L.L.C., as Lender

By:	/s/ Jacob Capps
Name:	Jacob Capps
Title:	President

[Signature Page to Fifth Amendment]

EXHIBIT A

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date of Certificate: _____________

To:	Wilmington Trust FSB
166 Mercer Street, Suite 2R
New York, New York 10012
Attention: Boris Treyger
Telephone: (212) 941-4416
Facsimile: (212) 343-1079
btreyger@wilmingtontrust.com

Re:           Credit Agreement, dated as of March 13, 2009 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) among American Apparel, Inc. (the “Borrower”), the Facility Guarantors, the Lenders from time to time party thereto, and Lion Capital LLP, in its capacities as Administrative Agent and Collateral Agent thereunder. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned, a duly authorized and acting Financial Officer of the Borrower, hereby certifies on behalf of the Loan Parties as of the date hereof the following:

1.	No Defaults or Events of Default.
(a) Since _________ (the date of the last similar certification), and except as set forth in Appendix I, no Default or Event of Default has occurred.
(b)
If a Default or Event of Default has occurred since _________ (the date of the last similar certification), the Borrowers have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.

[2.
Financial Calculations. Attached hereto as Appendix II are reasonably detailed calculations with respect to (a) Consolidated EBITDA, [and] (b) Total Debt to Consolidated EBITDA[ and (c) the amount of Capital Expenditures incurred]1.]2

3.	No Material Accounting Changes, Etc.
(a)
The financial statements furnished to the Administrative Agent for the [Fiscal Year/Fiscal Quarter/Fiscal Month] ending _________ were prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis, as of the end of the period(s) covered, subject to (i) with respect to unaudited financial statements, normal year end audit adjustments and the absence of footnotes and (ii) any changes as disclosed on Appendix III hereto.
(b)
Except as set forth in Appendix III, there has been no change in GAAP which has been applied in the Borrower’s most recent audited financial statements since ______________ (the date of the Borrower’s most recent audited financial statements), and if such a change has occurred, the effect of such change on the financial statements is detailed in Appendix III.

IN WITNESS WHEREOF, the Borrower, on behalf of itself and each of the other Loan Parties, has duly executed this Compliance Certificate as of ___________, 20__.

BORROWER:

AMERICAN APPAREL, INC.

By:
Name:
Title:

1 Only required for Fiscal Year-end certification.

2 Only required for Fiscal Quarter and Fiscal Year-end certification.

APPENDIX I

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

APPENDIX II

A.	Consolidated EBITDA
1.	Consolidated EBITDA for such period:
	(a)	Consolidated Net Income for such period:

Plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income for such period, as determined on a Consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP

	(b)	Depreciation and amortization expense for such period:

	(c)	Provisions for Taxes during such period:
	(d)	Consolidated Interest Expense and non-cash or deferred interest financing costs for such period:

	(e)	Compensation expense incurred during such period with respect to the issuance of up to 2,710,000 shares of common stock pursuant to Section 5.31 of the Merger Agreement:

	(f)	Non-cash compensation expense incurred during such period including any such expenses related to the issuance of Capital Stock in connection therewith:

	(g)	Costs and expenses incurred during such period in connection with entering into the Loan Documents and any amendments required under the First Lien Loan Documents relating thereto3:

	(h)	Expenses or charges incurred during such period in connection with any issuance of Indebtedness or any amendment of any instrument governing any Indebtedness4:

(i)
Unusual or nonrecurring non-cash expenses or charges for such period (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, non-cash losses on sales of assets outside the ordinary course of business):

3 Amount may not exceed $6,000,000 in the aggregate during the term of the Credit Agreement.

4 Amount may not exceed $500,000 in any Fiscal Quarter.

(j)	Non-cash charges for such period relating to the accretion of debt discount and amortization of warrants and changes in derivative liabilities:

(k)	Other non-cash charges during such period5:

(l)
Losses or charges for such period associated with the writedowns or impairment of assets or intangibles (including writedowns of goodwill or other assets pursuant to FASB 142 and 144, writedowns relating to discontinued operations pursuant to FASB 144 and charges pursuant to FASB 141):

(m)	Consolidated EBITDA (if negative) attributable to any property that is the subject of a Material Disposition during such period:

(n)	Amounts paid or owing during such period to consultants pursuant to engagement letters approved in writing by the Initial Lender:

(o)
Fees and charges of accountants, lawyers, financial advisors and consultants for providing services to the Company and classified as such in the Company's Section 5.01 Financials that have been actually paid during such period by the Borrower that are of the type that are classified as such in the Company's Section 5.01 Financials with respect to the Fiscal Year ended December 31, 20106:

Minus, without duplication and to the extent included in arriving at such Consolidated Net Income for such period

(p)	Interest income for such period:

(q)
Unusual or nonrecurring non-cash gains increasing Consolidated Net Income for such period (including whether or not includable as a separate item in the Statement of Consolidated Net Income for such period, non-cash gain on sales of assets outside the ordinary course of business):

(r) Income tax credits for such period to the extent not netted from provisions for Taxes:

(s) Any other non-cash gains increasing Consolidated Net Income during such period7:

(t)
Any cash payment made during such period in respect of items in Lines (i), (j) or (k) subsequent to the Fiscal Quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income for such period:

2.	Consolidated EBITDA for the prior three Fiscal Quarters:

3.	Consolidated EBITDA for the prior four Fiscal Quarters [The sum of (a) through (n), minus the sum of (p) through (t), plus Line A2]:

4.	Consolidated EBITDA for the prior eleven Fiscal Months:

5.	Consolidated EBITDA for the prior twelve Fiscal Months [The sum of (a) through (o) minus the sum of (p) through (t), plus Line A4]:

Covenant: The Borrower will not permit amount of Consolidated EBITDA as of the last day of any four consecutive Fiscal Quarters to be less than the amount set forth opposite the last day of such period in Section 6.11.

In compliance:	Yes	No

B.	Total Debt to Consolidated EBITDA
1.	Total Debt outstanding on the last day of such period:

2.	Consolidated EBITDA for the prior four Fiscal Quarters [Line A3]:

3.	Total Debt to Consolidated EBITDA [Line B1 divided by Line B2]:	__________:1.00
4.	Maximum Total Debt to Consolidated EBITDA permitted without causing a Pricing Increase Event:8	__________:1.00
5.	Maximum Total Debt to Consolidated EBITDA permitted without causing a Pricing Cap Event:9	__________:1.00

5 Amount may not exceed $500,000 in any Fiscal Quarter.

6 Amount may not exceed $20 million with respect to any twelve-month period ending during the period up to and including May 31, 2011, and may not exceed $18 million with respect to any twelve-month period ending after May 31, 2011; any add-back of such fees and charges of any financial advisor or consultant in excess of $100,000 in any twelve-month period must be approved in writing by the Required Lenders.  This add-back shall only counts for purposes of Section 6.11.

7 Amount may not exceed $500,000 in any Fiscal Quarter.

8 See definition of “Interest Rate” in the Credit Agreement.

9 See definition of “Interest Rate” in the Credit Agreement.

Has a Pricing Increase Event Occurred?	Yes	No

Has a Pricing Cap Event Occurred?:	Yes	No

C.	Capital Expenditures
1.
Additions to property, plant, and equipment and other capital expenditures of the Loan Parties and their Subsidiaries that are (or would be) set forth in the Consolidated balance sheet of the Loan Parties and their Subsidiaries for such period prepared in accordance with GAAP:

Plus
2.	Capital Lease Obligations incurred by the Loan Parties and their Subsidiaries during such period, calculated, without duplication, for any items included in Line 1:

Minus, to the extent included in Lines 1 or 2

(a)
Expenditures made during such period in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or condemnation awards paid on account of any casualty or condemnation event:

(b) Any expenditures during such period that constitute Permitted Acquisitions:

Covenant:  The Loan Parties shall not make or incur, nor permit a Subsidiary to make or incur, Capital Expenditures, except Capital Expenditures not exceeding in the aggregate for the Borrower and its Subsidiaries during each Fiscal Year set forth in Section 6.12, the amount set forth opposite such Fiscal Year in Section 6.12 (which in the case of the Fiscal Year ending December 31, 2009 shall include all Capital Expenditures incurred during such entire Fiscal Year and not just since the Closing Date).

In compliance:	Yes	No

APPENDIX III

Except as set forth below, no change in GAAP which has been applied in the Borrower’s most recent audited financial statements has occurred since _______________________ (the date of the Borrower’s most recent audited financial statements). [If any such change has occurred, the following describes the nature of the change in reasonable detail and the effect, if any, of each such change in GAAP or in application thereof on the financial statements delivered in accordance with the Credit Agreement].